                                                              EXHIBIT 23(e)

                       INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Diagnostek, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Value Health, Inc. of our reports dated June 5, 1995, relating to the consolidated statement of financial position of Diagnostek, Inc. and subsidiaries as of March 31, 1995 and 1994, and the related Consolidated Statements of Earnings, Cash Flows and Changes in Stockholders' Equity for each of the years in the three-year period ended March 31, 1995, and related schedule, which reports appear in the March 31, 1995 annual report on Form 10-K of Diagnostek, Inc., and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus.

Our report dated June 5, 1995, contains an explanatory paragraph that states the Company is a defendant in shareholder litigation alleging disclosure violations, the ultimate outcome of which cannot presently be determined. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          KPMG Peat Marwick LLP


Albuquerque, New Mexico

June 23, 1995